Exhibit 99.1

Diffusion Pharmaceuticals Regains Compliance with NASDAQ Minimum Bid Price Requirement

Share price exceeds $1 at closing for 10 consecutive trading days

CHARLOTTESVILLE, Va. (June 1, 2020) – Diffusion Pharmaceuticals Inc. (NASDAQ: DFFN) (“Diffusion” or “the Company”) announces that on May 29, 2020 it received written notice from the Nasdaq Listing Qualifications Staff of the NASDAQ Stock Market LLC (“Nasdaq”) stating that the Company regained compliance with the applicable Nasdaq minimum bid price continued listing standard and the matter is now closed.

The Company had previously been notified by Nasdaq on December 11, 2019 that it was not in compliance with the minimum bid price rule because its common stock failed to maintain a minimum bid price of $1.00 for 30 consecutive business days. In order to regain compliance with Listing Rule 5550(a)(2), the Company was required to maintain a minimum closing bid price of $1.00 or more for at least 10 consecutive trading days, which was achieved on May 28, 2020. The Company’s last closing bid price on May 28 was $1.27. This development means that while the Company is still seeking authority from its stockholders for a reverse split of the Company’s common stock, it is not currently anticipated that the board will implement a reverse split at this time, absent a change in the market price of the Company’s common stock.

About Diffusion Pharmaceuticals Inc.

Diffusion Pharmaceuticals Inc. is an innovative biotechnology company developing new treatments that improve the body’s ability to deliver oxygen to the areas where it is needed most, offering new hope for the treatment of life-threatening medical conditions. Diffusion’s lead drug trans sodium crocetinate (TSC) was originally developed in conjunction with the U.S. Office of Naval Research, which was seeking a way to treat multiple organ failure and its resulting mortality caused by low oxygen levels from blood loss on the battlefield. Evolutions in research have led to Diffusion’s focus today on addressing some of medicine’s most intractable and difficult-to-treat diseases, including multiple organ failure from respiratory distress, stroke and glioblastoma multiforme (GBM) brain cancer. In each of these diseases, lack of available oxygen presents a significant obstacle for medical providers and is the target for TSC’s novel mechanism.

In 2019, the Company reported favorable safety data in a 19-patient dose-escalation run-in to its Phase 3 INTACT program, using TSC to target inoperable GBM. That trial is currently paused, while the Company prioritizes its resources to address COVID-19. Diffusion’s in-ambulance PHAST-TSC trial for acute stroke began enrolling patients last year. Given the heightened responsibilities of the Company’s emergency medical services providers, enrollment in this trial, while not officially paused, is expected to be minimal until the COVID-19 pandemic abates. The Company is currently partnering with both U.S. and European- based institutions in an expedited research program to develop TSC as a treatment for the low oxygen levels and associated multiple organ failure in COVID-19 patients.

Preclinical data supports the potential for TSC as a treatment for other conditions where low oxygen availability plays an important role, such as myocardial infarction, peripheral artery disease, and neurodegenerative conditions such as Alzheimer’s and Parkinson’s disease. In addition to the development of TSC, RES-529, the Company’s PI3K/AKT/mTOR pathway inhibitor that dissociates the mTORC1 and mTORC2 complexes, is in preclinical testing for GBM.

Diffusion is headquartered in Charlottesville, Virginia – a hub of advancement in the life science and biopharmaceutical industries – and is led by CEO David Kalergis, a 30-year industry veteran and company co-founder.

Forward-Looking Statements

To the extent any statements made in this news release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the company's plans, objectives, expectations and intentions with respect to future operations and products, the potential of the company's technology and product candidates, and other statements that are not historical in nature, particularly those that utilize terminology such as "would," "will," "plans," "possibility," "potential," "future," "expects," "anticipates," "believes," "intends," "continue," "expects," other words of similar meaning, derivations of such words and the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause the Diffusion’s actual results to be materially different than those expressed in or implied by such forward-looking statements. Particular uncertainties and risks include the various risk factors (many of which are beyond Diffusion’s control) as described under the heading “Risk Factors” in Diffusion’s filings with the United States Securities and Exchange Commission. All forward-looking statements in this news release speak only as of the date of this news release and are based on management's current beliefs and expectations. Diffusion undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

David Kalergis, CEO

Diffusion Pharmaceuticals Inc.

(434) 825-1834

dkalergis@diffusionpharma.com

or

LHA Investor Relations

Kim Sutton Golodetz

(212) 838-3777

 kgolodetz@lhai.com

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